Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 18, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.041340 per unit, payable on April 12, 2024, to unit holders of record on March 28, 2024.

This month’s distribution increased from the previous month due to a slight increase in production of oil and increases in the pricing of both oil and gas, as well as a slight decrease in capital costs on the Waddell Ranch Properties, partially offset by a decrease in the production of gas. There was a decrease in oil volumes produced on the Texas Royalty Properties, along with a decrease in the price of oil. The gas pricing for the Texas Royalty Properties increased, partially offset by a decrease in gas volumes for the month.

WADDELL RANCH

In reporting January production of the Underlying Properties for this month’s press release, production for oil volumes was 253,653 (gross) with average pricing of approximately $72.45 per bbl. Production for gas volumes (including gas liquids) was 847,835 Mcf (gross) with average pricing of approximately $2.38 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell Ranch was $19,042,030 (gross) for January. Lease Operating Expenses were $6,021,813 (gross) and Capital Expenditures (CAPEX) were $11,547,978 (gross) for January, netting a positive Net Profit Interest (NPI) of $1,472,239. This would put the Trust’s proceeds of 75% as a positive $1,104,179 (net) to contribute to this month’s distribution. For January, revenue was increased slightly compared to the previous month. Oil products saw an increase in pricing and a slight increase in volumes. Gas products saw an increase in pricing, offset by a slight decrease in production in January. CAPEX increased due to the timing of horizontal frac costs. If current oil and gas pricing continues or declines, the Waddell Ranch Properties may or may not be able to continue to contribute to the distribution in the foreseeable future, after covering the ongoing CAPEX budget. The Waddell Ranch Properties NPI contributed to this month’s distribution.

First sales received for the month of January 2024 wells were as follows: (all net to the Trust), 1.1 new drill wells, including 0.4 horizontal wells, 1.9 recompleted wells. Waiting on completion, as of January 31, 2024, were 1.9 drill wells, including 1.9 horizontal wells and 3.0 recompletion wells. Also, 4.5 wells, plugged and abandoned, were completed.

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 16,538 barrels of oil and 5,430 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 14,665 barrels of oil and 4,825 Mcf of gas. The average price for oil was $71.75 per bbl and for gas was $11.68 which includes significant NGL pricing per Mcf. This would mainly reflect production and pricing in December for oil and November for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,250,043. Deducted from these revenues were taxes of $133,453, resulting in a Net Profit of $1,116,590 for January. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $1,060,760 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	253,653	847,835	190,240	635,876*	$72.45	$2.38**
Texas Royalties	16,538	5,430	14,665	4,825*	$71.75	$11.68**
Prior Month
Waddell Ranch	252,265	861,361	189,199	646,021*	$70.25	$0.93**
Texas Royalties	17,227	9,520	15,348	8,483*	$73.43	$7.93**

*	These volumes are the net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

CAPITAL EXPENDITURE BUDGET

Blackbeard has advised the Trustee that the proposed budget for 2024 has not been finalized; however, it has provided the Trustee with a preliminary capital expenditure budget of approximately $301 million (gross) $106.11 million (net) and development plan reflecting that the 2024 budget will include amounts to be spent on 83 (gross) horizontal wells and 12 (gross) vertical wells along with 24 (gross) recompleted well prospects to be worked over and completed as well as infrastructure and plugging and abandonment costs. Blackbeard has advised the trustee that approximately 7% of that preliminary budget has been incurred related to January 2024 activity.

Blackbeard Operating, LLC
	Budget (1)
Year	Gross ($M)	Net ($M)
2023	325.12	121.92
2024	301.43	106.11

(1)	2024 data based on preliminary budget numbers provided by Blackbeard. Blackbeard has advised the trustee that these dollar amounts could change based on changes in their estimates.

General and Administrative Expenses deducted for the month were $245,277 resulting in a distribution of $1,927,017 to 46,608,796 units outstanding, or $0.041340 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Trust Litigation. On March 5, 2024, the lawsuit against Blackbeard was dismissed without prejudice, but the dispute has not been resolved. The Trustee will provide material updates as they become available.

The 2023 tax information packets were mailed directly to unit holders in early March 2024. A copy of Permian’s 2023 tax information booklet has been posted on Permian’s website. In addition to the tax booklet, the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators have been updated on Permian’s website for 2023 tax reporting.

The 2022 Annual Report with Form 10-K and the December 31, 2022, Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839